Exhibit 10.1


                               LETTER OF AGREEMENT
                               -------------------

Between Immune Network Research Ltd (IMM) and Meditech Pharmaceuticals Inc.(MPI)

     1. MPI will grant IMM an irrevocable option to obtain an exclusive License to make, have made, promote, sell, and distribute Viraplex and MTCH-24, and any derivatives or formulations of Viraplex and MTCH-24, under the following terms:

       a) The region of the license will be worldwide, excluding the United States of America.

       b) The term of the option will be one (1) year from the date of this letter of agreement.

       c) IMM will pay MPI a license fee of US $100,000 upon exercise of the option and execution of a superceding license agreement, to be negotiated in good faith upon exercise of the option.

       d) Under a superceding license agreement IMM will pay MPI a royalty on net sales of 7% for MTCH-24, or any derivatives or formulations of MTCH-24, and 4% for Viraplex, or any derivatives or formulations of Viraplex.

     2. MPI will grant IMM an irrevocable option, for a term of one (1) year, to purchase 10 million shares of MPI common stock at an exercise price of US$0.03. Effective upon the exercise by IMM of this option, IMM is granted two demand reqistration rights, the cost of registration to be borne by IMM and unlimited "piggy-back" and S-3 registration rights, subject to usual and customary terms and conditions for venture capital transactions. A more detailed description of the terms and conditions of the registration rights granted hereunder shall be set forth in a superceding registration rights agreement to be negotiated by the parties no later than the earlier to occur of the execution of the snperceding license agreement referenced in section 1(d) or one month from the exercise by IMM of the option granted in this section
          2. However, in the event that a superceding registration rights agreement is not executed by the parties for any reason, this agreement shall be enforceable in accordance with its terms.

     3. IMM will pay MPI US$25,000 within 2 business days of IMM's receipt from the Canadian Venture Exchange of its written acceptance of the filing of this agreement.

     4. IMM will initiate R&D activities on Viraplex and MTCH-24, with expenditures of no less than US $20,000, subject to termination under paragraph 6. All data from IMM's R&D activities will be provided to MPI.

     5. MPI will provide any pre-clinical and clinical data in their possession or under their control for Viraplex and MTCH-24.

     6. IMM may terminate this agreement at any time, in which case IMM will not retain any rights on the intellectual property of the MPI.

     7. This agreement is subject to regulatory approval for IMM and Board approval for both parties.

     8.   The parties will issue a joint announcement of this agreement.

     9. MPI will, promptly upon execution of this agreement, nominate IMM's president to MPI's hoard of directors.

IN WITNESS of their understanding, agreement and consent, the parties have signed this binding agreement Arizona as of the 3 day of February, 2000.

By:  /s/  Gerald N. Kern                  By:  /s/  Dr. Allen Bain
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          Gerald N. Kern                            Dr. Allen Bain
          President &CEO                            President
          MEDITECH PHARMACEUTICALS, INC.            IMMUNE NETWORK RESEARCH LTD.